                                                  RULE NO. 424(b)(2)
                                                  REGISTRATION NO. 33-49285


Prospectus Supplement
(To prospectus dated June 25, 1998)

                                 $1,000,000,000

                                 Kodak [LOGO]

                             Eastman Kodak Company

                          Medium-Term Notes, Series A

--------------------------------------------------------------------------------

Eastman Kodak Company may offer from time to time up to $1,000,000,000 of its Medium-Term Notes, Series A. Each note will mature on a date nine months or more from its issue date. Unless specified otherwise in the applicable pricing supplement to this prospectus supplement, interest on fixed rate notes will be paid on each May 15 and November 15 and at maturity. Interest on floating rate notes will be paid on the dates specified in the applicable pricing supplement. Generally, there will not be a sinking fund. Notes may contain optional redemption provisions or may obligate us to repay at the option of the holder. The pricing supplement will describe the specific terms of each note.

                                    Per Note                 Total
                               ------------------ ----------------------------
Public Offering Price.........        100%               $1,000,000,000
Agents' Discounts and
 Commissions..................   .125% to .750%     $1,250,000 to $7,500,000
Proceeds to Eastman Kodak
 Company...................... 99.875% to 99.250% $992,500,000 to $998,750,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus supplement or attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are being offered on a continuing basis through Lehman Brothers Inc., Credit Suisse First Boston Corporation and Goldman, Sachs & Co., which are acting as agents. Each agent has agreed to use its reasonable best efforts to solicit offers to purchase the notes. The notes may be sold at or above par or at a discount to any agent, acting as principal, for a commission as set forth in the table above. We may also arrange for the notes to be sold through other agents, dealers or underwriters or we may sell the notes directly to investors. No discount or commission will be paid to any agent, dealer or underwriter for a direct sale of notes by us. The notes will not be listed on any securities exchange. We reserve the right to cancel this offer at any time without notice and to reject any offer which may be made. You cannot be assured that the notes offered by this prospectus supplement will be sold or that there will be a secondary market for the notes.

--------------------------------------------------------------------------------

Lehman Brothers

                           Credit Suisse First Boston

                                                        Goldman, Sachs & Co.

July 30, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUPPLEMENT
About This Prospectus Supplement; Pricing Supplements......................  S-3
Description of the Notes...................................................  S-4
United States Tax Considerations........................................... S-18
Plan of Distribution....................................................... S-24
Glossary................................................................... S-25
PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
Use of Proceeds............................................................    3
Ratio of Earnings to Fixed Charges.........................................    4
Description of Debt Securities.............................................    4
Legal Opinions.............................................................   10
Experts....................................................................   10
Plan of Distribution.......................................................   10

   You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus or any attached pricing supplement. We have authorized no one to provide you with different information. You should not assume that the information contained in this prospectus supplement, the attached prospectus or any attached pricing supplement is accurate as of any date other than the date on the front cover of the document. We are not making an offer of these securities in any state where the offer is not permitted.

             ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

   We may use this prospectus supplement, together with the attached prospectus and an attached pricing supplement, to offer our Medium-Term Notes, Series A, at various times. The total initial public offering price of notes that may be offered by use of this prospectus supplement is $1,000,000,000 (or the equivalent in foreign or composite currencies). We may decrease this amount if we sell other debt securities and we may also increase it from time to time.

   This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply.

   Each time we issue notes we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement will apply.

   It is important for you to read and consider all information contained in this prospectus supplement, the attached prospectus and the pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Available Information" on page 2 of the attached prospectus.

   References in this prospectus supplement to "Eastman Kodak", "we", "us" and "our" are to Eastman Kodak Company.

                              DESCRIPTION OF NOTES

   The Medium-Term Notes, Series A ("notes") are to be issued under an indenture dated as of January 1, 1988, as supplemented by a first supplemental indenture dated as of September 6, 1991, a second supplemental indenture dated as of September 20, 1991, a third supplemental indenture dated as of January 26, 1993 and a fourth supplemental indenture dated as of March 1, 1993 (as so supplemented, the "indenture"), with The Bank of New York, as trustee (the "trustee"). We have initially designated The Bank of New York as our paying agent and registrar for the notes.

General

   The following summary of certain terms of the notes is not complete. You should refer to the indenture, a copy of which is incorporated as an exhibit to the registration statement of which this prospectus supplement forms a part. A number of terms used but not defined in this prospectus supplement have the same meanings as in the indenture.

   Unless otherwise indicated in the applicable pricing supplement, currency amounts in this prospectus supplement, the accompanying prospectus and any pricing supplement are stated in United States dollars ("U.S. dollars" or "$").

   Each note will mature nine months or more from the date of issue, as offered by us and as specified in the applicable pricing supplement, and may be subject to redemption at our option or repurchased at the option of the holder prior to the stated maturity as set forth below under "Redemption and Repayment". Each note will bear interest at either a fixed rate or a floating rate. Floating rates are determined by various formulas, which will be described in the applicable pricing supplement.

   The notes will be issued in fully registered form. Notes will be denominated in United States dollars, in denominations of $1,000 and integral multiples of $1,000. Notes denominated in other currencies will be sold in denominations specified in the applicable pricing supplement.

   The pricing supplement relating to a note will describe the following terms:

  . the foreign currency or currency unit (a "specified currency") of the note;

  .  whether the note bears interest at a fixed rate or a floating rate;

  . if other than 100%, the price (expressed as a percentage of the aggregate principal amount of the note) at which the note will be issued;

  .  the date on which the note will be issued;

  .  the date on which the note will mature;

  . if the note is a fixed rate note, the interest rate per year at which the note will bear interest;

  . if the note is a floating rate note, the base rate, the initial interest rate, the interest payment dates, the reset period and dates, the index maturity, any maximum interest rate and minimum interest rate and any spread and/or spread multiplier and any other terms relating to the particular method of calculating the interest rate or rates for the note;

  . whether the note is an original issue discount note and, if it is, the yield to maturity;

  . if the note is an indexed note, the manner in which the principal amount and interest will be determined;

  . whether the note may be redeemed or repaid prior to maturity, and if so, the provisions relating to the redemption or repayment;

  . whether the note will be issued initially as a book-entry note or a certificated note; and

  . any other terms of the note not inconsistent with the provisions of the indenture.

   Each note will be issued initially as either a book-entry note or a certificated note. The depositary for the book-entry notes will initially be the Depository Trust Company in the City of New York (the "DTC").

Payment of Principal and Interest

   Unless specified otherwise in the applicable pricing supplement, the notes will be denominated in U.S. dollars and payments of principal, premium and any interest on the notes will be made in U.S. dollars. If any of the notes are denominated in a foreign currency (a currency other than U.S. dollars) or currency unit, or if the principal, premium and any interest on any of the notes is payable at the option of the holder or us in a currency, including a currency unit, other than that in which the note is denominated, the applicable pricing supplement will provide exchange rate information, and other information of interest to the holders.

   Interest on certificated notes (other than interest payable at maturity or upon redemption) will be paid by check mailed to the holder. A holder of $10,000,000 or more in aggregate principal amount of certificated notes of like tenor and terms will be entitled to receive payment of interest by wire transfer in immediately available funds, but only if appropriate instructions have been received in writing by the paying agent on or before the applicable record date for the payment of interest.

   Payments of principal, any premium and any interest on certificated notes payable at maturity or upon redemption will be made in immediately available funds upon surrender of the notes accompanied by appropriate wire transfer instructions at the principal corporate trust office of the paying agent and if upon repayment prior to maturity, on the applicable date, provided the holder has complied with the requirements for repayment. Payments in immediately available funds will be made only if the certificated notes are presented to the paying agent in time for the paying agent to make payments in immediately available funds in accordance with its normal procedures.

   Payments on book-entry notes will be made through the paying agent to DTC. See "Book-Entry Notes."

   Certificated notes may be presented for registration of transfer or exchange at the principal corporate trust office of the trustee. Book-entry notes may be transferred or exchanged through a participating member of DTC. See "Book-Entry Notes".

   An original issue discount note is a note issued at a price lower than the principal amount and provides that upon redemption or acceleration of the note an amount less than the principal amount shall become due and payable. In the event of redemption or acceleration of an original issue discount note, the amount payable to the holder of the note will be determined in accordance with the terms of the note. For information respecting "original issue discount" for United States federal income tax purposes, see "United States Tax Considerations--Original Issue Discount."

Interest and Interest Rates

   Each note will bear interest from the date of issue at the fixed rate per year, or at the rate per year determined by the interest rate formula, stated in the note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity or upon earlier redemption or repayment. Interest will be payable to the holder at the close of business on the record date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable. Unless specified otherwise in the applicable pricing supplement, the first payment of interest on any note originally issued between a record date and an interest payment date will be made on the interest payment date following the next record date to the holder on that next record date.

   We may change interest rates, or interest rate formulas, from time to time, but no such change will affect any note already issued or for which we have accepted an offer. Interest rates on notes we offer may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction.

Notes with similar variable terms but different interest rates may be offered at the same time. We may also offer notes having different terms at the same time.

   Unless otherwise indicated in the applicable pricing supplement, the interest payment dates and the record dates for fixed rate notes will be as described below under "Fixed Rate Notes". Unless otherwise specified in the applicable pricing supplement, the interest payment dates for floating rate notes will be as described below under "Floating Rate Notes." Each record date for a floating rate note will be the fifteenth calendar day (whether or not a business day) preceding each interest payment date. If an interest payment date for any floating rate note falls on a day that is not a business day with respect to that note, the interest payment date will be the next business day with respect to the note. In the case of a LIBOR note, if the next business day would fall in the next calendar month, the interest payment date will be the preceding day that is a business day with respect to the LIBOR note. If the maturity of a floating rate note falls on a day that is not a business day, the payment of principal, any premium and interest will be made on the next business day, and no interest on the payment will accrue for the period after the maturity.

   Each note will bear interest at either

  .  a fixed rate or rates or

  . a floating rate determined by reference to an interest rate formula, which may be based upon an index maturity.

   A floating rate note may also have either or both of the following:

  . a maximum interest rate, or ceiling, on the rate of interest which may accrue during any interest period; and

  . a minimum interest rate, or floor, on the rate of interest which may accrue during any interest period.

   The interest rate on the floating rate notes will not be higher than the maximum rate permitted by applicable law. Under present New York law, subject to certain exceptions, the maximum rate of simple interest for any loan in an amount less than $250,000 is 16% per year, and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. The limit may not apply to floating rate notes in which $2,500,000 or more has been invested.

   All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from this calculation will be rounded to the nearest cent or, in the case of notes denominated in other United States dollars, the nearest unit, with one-half cent or unit being rounded upward.

Fixed Rate Notes

   Each fixed rate note will bear interest from its date of issue at the annual rate stated in the applicable pricing supplement. The interest payment dates for the fixed rate notes will be May 15 and November 15 of each year and the record dates will be May 1 and November 1 of each year. Interest on fixed rate notes will be computed and paid on the basis of a 360-day year. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the prior interest payment date or from and including the date of issue, but excluding the related interest payment date or maturity date. If any interest payment date or the maturity date of a fixed rate note falls on a day that is not a business day, the payment of principal and any premium or interest will be made on the next business day, and no interest will accrue on the amount payable for the period from and after the interest payment date or maturity date.

Floating Rate Notes

   The interest rate on each floating rate note will equal the interest rate calculated by reference to the specified interest rate formula in the applicable pricing supplement plus or minus any spread and/or multiplied by any spread multiplier.

   The applicable pricing supplement relating to a floating rate note will designate one or more interest rate bases for the floating rate note. The basis or bases will be determined by reference to:

  . the commercial paper rate, in which case the note will be a commercial paper rate note;

  .  LIBOR, in which case the note will be a LIBOR note;

  . the United States Department of the Treasury (the "Treasury") rate, in which case the note will be a Treasury rate note;

  .  the CD rate, in which case the note will be a CD rate note;

  .  the federal funds rate, in which case the note will be a fed funds note;

  .  the prime rate, in which case the note will be a prime rate note; or

  . such other interest rate basis or formula set forth in the pricing supplement.

   The applicable pricing supplement for a floating rate note also will specify any spread and/or spread multiplier and any maximum or minimum interest rate limitation applicable to each note.

   The rate of interest on each floating rate note will be reset, on the interest rate reset date, as specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the interest rate reset date will be:

  .  in the case of floating rate notes that reset daily, each business day;

  . in the case of floating rate notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

  . in the case of Treasury rate notes which reset weekly, except as set forth below, the Tuesday of each week;

  . in the case of floating rate notes which reset monthly, the third Wednesday of each month;

  . in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

  . in the case of floating rate notes which reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable pricing supplement; and

  . in the case of floating rate notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

   If any interest rate reset date for any floating rate note is not a business day for that floating rate note, the interest rate reset date for that floating rate note will be postponed to the next day that is a business day for such floating rate note. In the case of a LIBOR note, if the postponement date is in the next calendar month, the interest rate reset date will be the preceding business day. Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable in each case, at maturity and:

  . in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year;

  . in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

  . in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement; and

  . in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement.

   Unless otherwise indicated in the applicable pricing supplement, interest payments for floating rate notes will be the amount of interest accrued from and including the date of issue or the most recent date for which interest has been paid or provided, to but excluding the interest payment date or maturity date. However, if the interest rate reset dates with respect to any floating rate note are daily or weekly, interest payable on any interest payment date, other than interest payable on any date on which principal on any such note is payable, will include interest accrued from but excluding the most recent record date for which interest has been paid or provided, or from and including the date of issue, to and including the next record date. However, interest payments on floating rate notes made at maturity will include interest accrued to but excluding the date of maturity. Accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of a floating rate note by an interest factor. The interest factor is computed by adding the interest factors calculated for each day in the period for which interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to such date by 360, in the case of commercial paper rate notes, LIBOR notes, CD rate notes, fed funds notes and, prime rate notes, or by the actual number of days in the year, in the case of Treasury rate notes.

   The interest determination date pertaining to an interest rate reset date for a commercial paper rate note, a CD rate note, a fed funds note and a prime rate note, will be the second business day prior to the interest rate reset date. The interest determination date pertaining to an interest rate reset date for a LIBOR note will be the second London business day prior to that interest rate reset date. The interest determination date pertaining to an interest rate reset date for a Treasury rate note will be the day of the week in which that interest rate reset date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week. If that day is a legal holiday, the auction is usually held on the following Tuesday, but may be held on the preceding Friday. If the auction is held on the preceding Friday, that Friday will be the Treasury interest determination date pertaining to the interest rate reset date occurring in the next week. If an auction date for Treasury bills falls on any interest rate reset date for a Treasury rate note, then the interest rate reset date will instead be the first business day following that auction date.

   The interest rate in effect from the date of issue to the first interest rate reset date with respect to a floating rate note will be the initial interest rate (as set forth in the applicable pricing supplement) and, unless otherwise specified in an applicable pricing supplement, the interest rate in effect for the ten calendar days immediately prior to maturity will be that interest rate in effect on the tenth calendar day preceding maturity.

   Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect. If it has been determined, the calculation agent will also provide the interest rate which will become effective as a result of a determination made on the most recent interest determination date with respect to that floating rate note. Unless otherwise provided in the applicable pricing supplement, The Bank of New York will be the calculation agent with respect to the floating rate notes.

 Commercial Paper Rate

   Unless otherwise indicated in the applicable pricing supplement, "commercial paper rate" means, for any commercial paper interest determination date, the money market yield on that date for commercial paper having the index maturity designated in the applicable pricing supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication selected by the calculation agent of the Board of Governors of the Federal Reserve System ("H.15(519)") under the caption "Commercial Paper--Nonfinancial". The following procedures will be followed if the commercial paper rate described above is not published by 9:00 a.m., New York City time, on the calculation date pertaining to that commercial paper interest determination date:

  . the commercial paper rate will be the money market yield on that commercial paper interest determination date for commercial paper having the index maturity designated in the applicable pricing supplement as published in H.15 Daily Update under the heading "Commercial Paper-- Nonfinancial";

  . if that rate is not yet published by 3:00 p.m., New York City time, on the calculation date pertaining to the commercial paper interest determination date, then the commercial paper rate for the commercial paper interest determination date will be calculated by the calculation agent and will be the money market yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on that commercial paper interest determination date, of three leading dealers of commercial paper in New York City selected by the calculation agent for commercial paper having the index maturity designated in the applicable pricing supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency;

  . if the dealers selected by the calculation agent are not quoting as mentioned above, the commercial paper rate will be the commercial paper rate then in effect on that commercial paper interest determination date.

 LIBOR

   Unless otherwise indicated in the applicable pricing supplement, "LIBOR" will be determined by the calculation agent in accordance with the following provisions:

  . On each LIBOR interest determination date, LIBOR will be, as specified in the applicable pricing supplement, either,

    . the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London business day following such LIBOR interest determination date, that appear on the Reuters Screen LIBO page as of 11:00 a.m., London time, on such LIBOR interest determination date, if at least two such offered rates appear on the Reuters Screen LIBO page ("LIBOR Reuters"), or

    . the rate for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London Business Day following such LIBOR interest determination date, that appears on Telerate page 3750 as of 11:00 a.m., London time, on such LIBOR interest determination date ("LIBOR Telerate").

   If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on the Reuters Screen LIBO page, or if no rate appears on Telerate page 3750, as applicable, LIBOR in respect of such LIBOR interest determination date will be determined as if the parties had specified the rate described below:

  . LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement are offered at approximately 11:00 a.m., London time, on that LIBOR interest determination date by four major banks in the London interbank market, selected by the calculation agent, to prime banks in the London interbank market, commencing on the second London business day following such LIBOR interest determination date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The calculation agent will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for that LIBOR interest determination date will be the arithmetic mean of such quotations;

  . if fewer than two quotations are provided, LIBOR for that LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on that LIBOR interest determination date by three major banks in the City of New York selected by the calculation agent, for loans in U.S. dollars to leading european banks having the index maturity designated in the pricing supplement, commencing on the second London business day following that LIBOR interest determination date and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in that market at that time; or

  . if the banks selected by the calculation agent are not quoting as mentioned above, LIBOR for that LIBOR interest determination date will be the interest rate then in effect on that LIBOR interest determination date.

 Treasury Rate

   Unless otherwise indicated in the applicable pricing supplement, "Treasury rate" means, for any Treasury interest determination date, the rate for the most recent auction of direct obligations of the United States Government ("Treasury bills") having the index maturity designated in the applicable pricing supplement as published in H.15(519) under the heading "U.S. Government Securities--Treasury Bills--Auction Average (Investment)". If not published by 9:00 a.m., New York City time, on the calculation date pertaining to that Treasury interest determination date, the Treasury rate will be:

  . the auction average rate expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis as otherwise announced by the Treasury;

  . if the results of the auction of Treasury bills having the index maturity designated in the applicable pricing supplement are not published or announced as provided above by 3:00 p.m., New York City time, on the calculation date or if no auction is held in a particular week, then the Treasury rate will be calculated by the calculation agent and will be a yield to maturity, expressed as a bond equivalent, determined as described above, of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Treasury interest determination date, of three leading primary United States government securities dealers selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the index maturity designated in the applicable pricing supplement; or

  . if the dealers selected as described above by the calculation agent are not quoting as mentioned above, the Treasury rate with respect to the Treasury interest determination date will be the Treasury rate then in effect on that Treasury interest determination date.

 CD Rate

   Unless otherwise indicated in the applicable pricing supplement, "CD rate" means, for any CD interest determination date, the rate on that date for negotiable certificates of deposit having the index maturity designated in the applicable pricing supplement, as published in H.15(519) under the heading "CDs (Secondary Market)". If not published by 9:00 a.m., New York City time, on the calculation date pertaining to that CD interest determination date, the CD rate will be:

  . the rate on that CD interest determination date for negotiable certificates of deposit of the index maturity designated in the applicable pricing supplement as published in H.15 Daily Update under the heading "CDs (Secondary Market)";

  . if that rate is not published by 3:00 p.m., New York City time, on the calculation date, then the CD rate on that CD interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in the City of New York selected by the calculation agent for negotiable certificates of deposit of major United States money market banks (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the applicable pricing supplement in a denomination of $5,000,000 or, if greater, an amount that is representative for a single transaction in the relevant market at the time; or

  . if the dealers selected as described above by the calculation agent are not quoting as mentioned above, the CD rate with respect to that CD interest determination date will be the CD rate then in effect on that CD interest determination date.

 Fed Funds Rate

   Unless otherwise indicated in the applicable pricing supplement, "fed funds rate" means, for any fed funds interest determination date, the rate on that date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". If not published by 9:00 a.m., New York City time, on the calculation date pertaining to that fed funds interest determination date, the fed funds rate will be:

  .  the rate on that fed funds interest determination date as published in
     H.15 Daily Update under the heading "Federal Funds (Effective)";

  . if the rate described above is not published by 3:00 p.m., New York City time, on that calculation date, then the fed funds rate on that fed funds interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates as of 9:00 a.m., New York City time, on that fed funds interest determination date for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in the City of New York selected by the calculation agent; or

  . if the brokers selected as described above by the calculation agent are not quoting, the fed funds rate with respect to that fed funds interest determination date will be the fed funds rate then in effect on that fed funds interest determination date.

 Prime Rate

   Unless otherwise indicated in the applicable pricing supplement, "prime rate" means, for any prime interest determination date, the rate set forth in H.15(519) for that date opposite the caption "bank prime loan," or, if not published by 3:00 p.m., New York City time, on the calculation date pertaining to the prime interest determination date, the prime rate will be calculated by the calculation agent and will be:

  . the arithmetic mean of the rates of interest quoted on the Reuters Screen USPRIME I by each bank named as that bank's prime rate or base lending rate as in effect for that prime interest determination date;

  . if fewer than four such rates appear on the Reuters Screen USPRIME I for the prime interest determination date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on that date by at least two of the three major money center banks in the City of New York selected by the calculation agent;

  . if fewer than two quotations are quoted as mentioned above, the prime rate for that prime interest determination date shall be calculated by the calculation agent and shall be the arithmetic mean of the prime rates quoted in the City of New York on that date by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500 million and being subject to supervision or examination by a federal or state authority, selected by the calculation agent; or

  . if the prime rate is not published in H.15(519) and the banks or trust companies selected as described above are not quoting, the prime rate with respect to that prime interest determination date will be the interest rate then in effect on that prime interest determination date.

Indexed Notes

   Notes may be issued as indexed notes, the principal amounts payable at maturity and/or the interest rate to be paid thereon to be determined by reference to the relationship between two or more currencies, to the price of one or more specified securities or commodities, to one or more securities or commodities exchange indices or other indices or by other similar methods or formulas. The applicable pricing supplement relating to an indexed note will describe, as applicable, the method by which the amount of interest payable on any interest payment date and the amount of principal payable at maturity in respect of the indexed note will be determined, certain special tax consequences of the purchase, ownership or disposition of the indexed notes, certain risks associated with an investment in the indexed notes and other information relating to the indexed notes.

   Unless otherwise specified in the applicable pricing supplement, the maximum principal amount payable at maturity in respect of any indexed note will be twice its face amount and the minimum will be zero.

   Unless otherwise specified in the applicable pricing supplement, (i) for purposes of determining whether holders of the requisite principal amount of securities outstanding under the indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of indexed notes will be deemed to be the U.S. dollar equivalent, determined on the original issue date of that indexed note, of that principal and (ii) if the payment of principal of and interest on any indexed note is accelerated in accordance with the provisions described under "Description of Debt Securities--Events of Default" in the prospectus, then we shall pay to the holder of that indexed note on the date of acceleration the principal amount that would be paid on the maturity date.

Amortizing Notes

   We may offer amortizing notes. Unless otherwise specified in the applicable pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year. Payments with respect to amortizing notes will be applied first to interest and then to principal. Further information concerning additional terms and conditions of any issue of amortizing notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each amortizing note will be included in the applicable pricing supplement and set forth on the notes.

Optional Interest Rate Reset

   If we have the option with respect to any note to reset the interest rate, in the case of a fixed rate note, or to reset the spread and/or spread multiplier, in the case of a floating rate note, the applicable pricing supplement relating to such note will indicate that option, and,

  . the date or dates on which the interest rate or spread and/or spread multiplier may be reset (each an "optional reset date") and

  .  any basis or formula for resetting.

   We may exercise our option by notifying the paying agent at least 45 but not more than 60 days prior to an optional reset date for a note. Not later than 40 days prior to that optional reset date, the paying agent will mail to the holder of the note a notice (the "reset notice"), first class, postage prepaid, setting forth:

  . our election to reset the interest rate, or the spread and/or spread multiplier;

  .  the new interest rate or new spread and/or spread multiplier; and

  . any provisions for redemption during the period from the optional reset date to the next optional reset date or, if there is no next optional reset date, to the stated maturity of the note (each such period a "subsequent interest period"), including the date or dates on which or the period or periods during which and the price or prices at which the redemption may occur during the subsequent interest period.

   Not later than 20 days prior to an optional reset date for a note, we may revoke the interest rate, or the spread and/or spread multiplier provided for in the reset notice and establish a higher interest rate, or a higher spread and/or spread multiplier, for the subsequent interest period commencing on the optional reset date by mailing or causing the paying agent to mail notice of the higher interest rate or higher spread and/or spread multiplier, first class, postage prepaid, to the holder of the note. Notice will be irrevocable. All notes with respect to which the interest rate or higher spread and/or spread multiplier is reset on an optional reset date will bear the higher interest rate, or higher spread and/or spread multiplier.

   If we elect to reset the interest rate or the spread and/or spread multiplier of a note, the holder of that note will have the option to elect repayment of the note by us on any optional reset date at a price equal to the principal amount thereof plus any accrued interest to the optional reset date. In order for a note to be so repaid on an optional reset date, the holder thereof must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that:

  . the period for delivery of that note or notification to the paying agent will be a least 25 but not more than 35 days prior to the optional reset date; and

  . a holder who has tendered a note for repayment pursuant to a reset notice may by written notice to the paying agent revoke its tender for repayment until the close of business on the tenth day prior to the optional reset date.

Extension of Maturity

   If we have the option to extend the stated maturity of any note the applicable pricing supplement will indicate the option and any basis or formula for setting the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, for the extension period.

   We may exercise our option with respect to a note by notifying the paying agent at least 45 but not more than 60 days prior to the stated maturity of the note. No later than 40 days prior to the original stated maturity, the paying agent will mail to the holder of that note a notice relating to the extension period, first class, postage prepaid, setting forth:

  .  our election to extend the stated maturity of the note;

  .  the new stated maturity;

  . in the case of a fixed rate note, the interest rate for the extension period or, in the case of a floating rate note, the spread and/or spread multiplier for the extension period; and

  . any provisions for redemption during the extension period, including the date or dates on which or the period or periods during which and the price or prices at which redemption may occur.

   Upon the mailing by the paying agent of an extension notice to the holder of a note, the stated maturity of that note will be extended automatically as set forth in the extension notice, and, except as modified by the extension notice and as described in the next paragraph, the note will have the same terms as prior to the mailing of the extension notice.

   Not later than 20 days prior to the original stated maturity for a note, we may revoke the interest rate, in the case of a fixed rate note, or the spread and/or spread multiplier, in the case of a floating rate note, provided for in the extension notice and establish a higher interest rate, in the case of a fixed rate note, or a higher spread and/or spread multiplier, in the case of a floating rate note, for the extension period by mailing or causing the paying agent to mail notice of the higher interest rate or higher spread and/or spread multiplier, as the case may be, first class, postage prepaid, to the holder of that note. Notice will be irrevocable.

   If we elect to extend the stated maturity of a note, the holder of that note will have the option to elect repayment of that note at the original stated maturity at a price equal to the principal amount plus any accrued interest. In order for a note to be repaid on the original stated maturity, the holder must follow the procedures set forth below under "Redemption and Repayment" for optional repayment, except that:

  . the period for delivery of the note or notification to the paying agent will be at least 25 but not more than 35 days prior to the original stated maturity; and

  . a holder who has tendered a note for repayment pursuant to an extension notice may by written notice to the paying agent revoke its tender for repayment until the close of business on the tenth day prior to the original stated maturity.

Combination of Provisions

   If so specified in the applicable pricing supplement, any note may be subject to both of the provisions described above under "Optional Interest Rate Reset" and "Extension of Maturity."

Book-Entry Notes

   DTC will act as securities depositary for book-entry notes. The book-entry notes will be issued as fully-registered securities registered in the name of Cede & Co., the Depositary's nominee. One fully-registered global security will be issued for each issue of the notes, each in the aggregate principal amount of the issue, and will be deposited with DTC. If the aggregate principal amount of any issue exceeds $200 million, one global security will be issued with respect to each $200 million of principal amount and an additional global security will be issued with respect to any remaining principal amount of the issue.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

   Purchases of book-entry notes under DTC's system must be made by or through direct participants, which will receive a credit for the book-entry notes on DTC's records. The ownership interest of each actual purchaser of each book-entry note (the "beneficial owner") is recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the book-entry notes are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in book-entry notes, except in the event that use of the book-entry system for one or more book-entry notes is discontinued.

   To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the book-entry notes; DTC's records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to Cede & Co. If less than all of the book-entry notes are being redeemed, and unless otherwise notified by either us or the trustee, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

   Neither DTC nor Cede & Co. will consent or vote with respect to book-entry notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the book-entry notes are credited on the record date (identified in a listing attached to the omnibus proxy).

   Principal and interest payments on the book-entry notes will be made to DTC. DTC's practice is to credit direct participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices for with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participant and not of DTC, any agents, or us, subject to any statutory or regulatory requirements in effect. Payment of principal and interest to DTC is our responsibility or the responsibility of our agents, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of participants.

   A beneficial owner must give notice to elect to have its book-entry notes purchased or tendered, through its participant, to the paying agent, and must effect delivery of such book-entry notes by causing the participant to transfer the participant's interest in the book-entry notes, on DTC's records, to the paying agent. The requirement for physical delivery of book-entry notes in connection with a demand for purchase or a mandatory purchase will be deemed satisfied when the ownership rights in the book-entry notes are transferred by direct participants on DTC's records.

   DTC may discontinue providing its services as securities depositary with respect to the book-entry notes at any time by giving reasonable notice to us or to our agents. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered in exchange for the book-entry notes represented by the global securities held by DTC.

   DTC's management is aware that some computer applications, systems, and the like for processing date ("systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information of the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the financial community that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

   According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

   We may decide to discontinue use of system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificated notes will be printed and delivered in exchange for the book-entry notes represented by the global securities held by DTC.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

   Neither we, the trustee, any paying agent, nor the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Redemption and Repayment

   Unless one or more redemption dates are specified in the applicable pricing supplement, the notes will not be redeemable prior to their stated maturity. If one or more redemption dates are specified with respect to any note, the applicable pricing supplement will also specify one or more redemption prices expressed as a percentage of the principal amount of the note and the redemption period or periods during which the redemption prices shall apply. Unless otherwise specified in the applicable pricing supplement, any such note will be redeemable at our option at the specified redemption price applicable to the redemption period during which that note is to be redeemed, together with interest accrued to the redemption date. Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund. We may redeem any of the notes that are redeemable and outstanding, either in whole or in part, upon not less than 30 nor more than 60 days' notice.

   Unless otherwise specified in the applicable pricing supplement, notes cannot be repaid prior to stated maturity. If a note is repayable at the option of the holder on a date or dates specified prior to stated maturity, the applicable pricing supplement will set forth the price or prices of such repayment, together with accrued interest to the date of repayment.

   In order for a note that is repayable at the option of the holder to be repaid, the paying agent must receive, at least 30 days but not more than 45 days prior to the repayment date, appropriate wire instructions and either:

  . the note with the form entitled "Option to Elect Repayment" attached to the note duly completed; or

  . a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the NASD or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the portion of the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the note to be repaid with the form entitled "Option to Elect Repayment" attached to the note duly completed will be received by the paying agent not later than five business days after the date of the telegram, telex, facsimile transmission or letter and the note and form duly completed must be received by the paying agent by that fifth business day.

   Exercise of the repayment option by the holder of a note will be irrevocable, except as otherwise described above under "Optional Interest Rate Reset" and "Extension of Maturity." The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any note or, in the event that any note is to be repaid in part, the portion of the note to be repaid, will be permitted after exercise of a repayment option. All questions as to the validity, eligibility, including time of receipt, and acceptance of any note for repayment will be determined by the trustee, whose determination will be final.

   If a note is represented by a book-entry note, Cede & Co. will be the holder of that note and will be the only entity that can exercise a right to repayment. In order to ensure that Cede & Co. will timely exercise a right to repayment with respect to a particular note, the beneficial owner of that note must instruct the broker or other participant through which it holds an interest in that note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

   Unless otherwise specified in the applicable pricing supplement, if a note is an original issue discount note, the amount payable on that note in the event of redemption or repayment prior to its stated maturity will be the amortized face amount of that note, as specified in the applicable pricing supplement, as of the redemption date or the date of repayment, as the case may be.

Repurchase

   We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may be held or resold or, at our discretion surrendered to the trustee for cancellation.

Other Provisions

   Any provisions with respect to the determination of an interest rate, the specifications of interest rate, calculation of the interest rate applicable to, or the principal payable at maturity on, any note, its interest payment dates or any other matter relating thereto may be modified by the terms as specified under "Other Provisions" on the face of the note, or in an annex relating thereto if specified on the face of the note, and in the applicable pricing supplement.

                        UNITED STATES TAX CONSIDERATIONS

   The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in notes and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This summary deals only with U.S. holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax-exempt organization or a person whose "functional currency" is not the U.S. dollar.

   This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

   You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as state, local or other tax laws.

Payments or Accruals of Interest

   Payments or accruals of "qualified stated interest" (as defined below) on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a note in a currency other than U.S. dollars (a "foreign currency"), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated notes at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

Purchase, Sale and Retirement of Notes

   Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the note (the rules for determining these amounts are discussed below). If you purchase a note that is denominated in a foreign currency, the cost to you will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency note is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the note by translating the amount of the foreign currency that you paid for the note at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

   When you sell or exchange a note, or if a note is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued qualified stated interest, which will be subject to tax in the manner described above under "--Payments or Accruals of Interest") and your tax basis in the note. If you sell or exchange a note for a foreign currency, or receive foreign currency on the retirement of a note, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency note is disposed of or retired. If you dispose of a foreign currency note that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement. The special election available to you if you are an accrual-basis taxpayer must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

   Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The Internal Revenue Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 20% for notes held for more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

   Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the note.

Original Issue Discount

   If we issue notes at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the notes multiplied by the number of full years to their maturity, the notes will be "Original Issue Discount Notes." The difference between the issue price and the stated redemption price at maturity of the notes will be the "original issue discount." The "issue price" of the notes will be the first price at which a substantial amount of the notes are sold to the public (i.e., excluding sales of notes to underwriters, placement agents, wholesalers, or similar persons). The "stated redemption price at maturity" will include all payments under the notes other than payments of qualified stated interest. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by Eastman Kodak) at least annually during the entire term of a note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

   If you invest in Original Issue Discount Notes, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Discount Note, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

   In general, whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Note with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that note for all days during the taxable year that you own the note. The daily portions of original issue discount on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the note, the amount of original issue discount on an Original Issue Discount Note allocable to each accrual period is determined by:

  (i) multiplying the "adjusted issue price" (as defined below) of the note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the note and the denominator of which is the number of accrual periods in a year; and

  (ii) subtracting from that product the amount (if any) payable as interest allocable to that accrual period.

In the case of an Original Issue Discount Note that is a floating rate note, both the "annual yield to maturity" and the qualified stated interest will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. (Additional rules may apply if interest on a floating rate note is based on more than one interest index.) The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of its issue price (including any accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. All payments on an Original Issue Discount Note (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The "annual yield to maturity" of a note is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the note to equal the issue price. As a result of this "constant yield" method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Note denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

   You generally may make an irrevocable election to include in income your entire return on a note (i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount you paid for the note) under the constant yield method described above. If you purchase notes at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under the "--Premium" and "--Market Discount") to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

   In the case of an Original Issue Discount Note that is also a foreign currency note, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above, and (ii) translating the foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under "--Payments or Accruals of Interest." Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Note that is also a foreign currency note, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Note), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Note, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

   If you purchase an Original Issue Discount Note outside of the initial offering at a cost less than its remaining redemption amount (the total of all future payments to be made on the note other than payments of qualified stated interest), or if you purchase an Original Issue Discount Note in the initial offering at a price other than the note's issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Note at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

   Certain of the Original Issue Discount Notes may be redeemed prior to Maturity, either at the option of Eastman Kodak or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the notes.

Short-Term Notes

   The rules described above generally will also apply to Original Issue Discount Notes with maturities of one year or less ("short-term notes"), but with some modifications.

   First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be Original Issue Discount Notes. Except as noted below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction you will generally not be required to accrue original issue discount, but you will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term note, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

   Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any "acquisition discount" with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

   Finally, the market discount rules described below will not apply to short-term notes.

   As discussed above, certain of the notes may be subject to special redemption features. These features may affect the determination of whether a note has a maturity of one year or less and thus whether the note is a short-term note. If you purchase notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

Premium

   If you purchase a note at a cost greater than the note's remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. Original Issue Discount Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of a premium on a foreign currency note, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date the holder acquired the note. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

Market Discount

   If you purchase a note at a price that is lower than the note's remaining redemption amount (or in the case of an Original Issue Discount Note, the note's adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the note will have "market discount." In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency note in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, calculated at the exchange rate in effect on the date that you dispose of the note, except as described in the following paragraph.

   You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within your taxable year).

Indexed Notes and Other Notes Providing for Contingent Payments

   Special rules govern the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. If you are considering purchasing notes that provide for contingent payments, you should carefully examine the applicable pricing supplement and consult your own tax advisor regarding the United States federal income tax consequences of holding and disposing of these notes.

Information Reporting and Backup Withholding

   The paying agent must file information returns with the United States Internal Revenue Service in connection with note payments made to certain United States persons. If you are a United States person, you generally will not be subject to a 31% United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

Further Matters

   We may issue notes having particular features that give rise to important tax considerations in addition to, or different from, those addressed by this discussion of United States tax considerations. If that occurs, we will provide a general description of the tax considerations relevant to U.S. holders of such notes in the applicable pricing supplement. You should consult your tax advisor about the tax consequences of holding such notes.

                              PLAN OF DISTRIBUTION

   Under the terms of a Distribution Agreement dated as of July 30, 1999, the notes are offered on a continuing basis by us through the agents, which have agreed to use their reasonable best efforts to solicit purchases of the notes. We will pay each agent a commission of from .125% to .750% of the principal amount of each note, depending on its stated maturity, or such other fee as is mutually agreed upon by us and the agent. We will have the sole right to accept offers to purchase notes and may reject any offer, in whole or in part. Each agent will have the right, in its discretion reasonably exercised, without notice to us, to reject any offer to purchase notes received by it, in whole or in part. We also may sell notes to each agent, acting as principal, at or above par or at a discount to be agreed upon at the time of sale, for resale to one or more investors or to one or more broker-dealers (acting as principal for purposes of resale) at varying prices related to prevailing market prices at the time of such resale, as determined by such agent or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a note of identical maturity. We have reserved the right to sell notes directly on our own behalf.

   An agent may sell notes it has purchased from us as principal to other dealers for resale to investors and other purchasers, and may allow any portion of the discount received in connection with the purchase from us to those dealers. After the initial public offering of notes, the public offering price (in the case of notes to be resold at a fixed public offering price), the concession and the discount may be changed.

   Unless otherwise indicated in the applicable pricing supplement, payment of the purchase price of notes will be required to be made in funds immediately available in New York City.

   The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against and contribute toward certain liabilities, including liabilities under such Act. We have agreed to reimburse the agents for certain expenses.

   We also may sell notes or other medium-term notes directly on our own behalf. Any notes so sold by us will reduce the remaining principal amount of notes which may be offered by this prospectus supplement and the prospectus.

   The agents and/or certain of their affiliates engage in transactions with and perform services for us and certain of our affiliates in the ordinary course of business.

   In connection with an offering of the notes purchased by an agent as principal at a fixed public offering price, these transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the agents involve the sale by the agents of a greater aggregate principal amount of notes than they are required to purchase from us. The agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the notes sold in the offering may be reclaimed by the agents if such notes are repurchased by the agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                    GLOSSARY

   Set forth below are some of the terms used in this Prospectus. These terms will have the meanings given below, unless an applicable pricing supplement gives them a different meaning.

   A "business day" is

  . any day that is not a Saturday or Sunday and that, in the City of New York, is not a day on which banking institutions generally are authorized or obligated by or pursuant to law, regulation or executive order to close;

  . if the note is denominated in a currency other than U.S. dollars, (a) not a day on which banking institutions are authorized or required by law or regulation to close in the principal financial center of the country issuing the relevant currency (which in the case of the Euro shall be Luxembourg and London) and (b) a day on which banking institutions in such financial centers are carrying out transactions in the relevant currency; and

  . with respect to LIBOR notes, any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   The "calculation agent" is the entity Eastman Kodak chooses to calculate interest rate and interest rate resets for the floating rate notes.

   The "calculation date," pertaining to any interest determination date will be the earlier of (i) the tenth calendar day after such interest determination date, or, if that day is not a business day, the next business day or (ii) the business day before the applicable interest payment date or maturity.

   "Index maturity" means the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

   The "interest determination date" is the date on which the interest rate for a floating rate note is to be selected.

   The "interest rate reset date" is the date on which a floating rate note will begin to bear interest at the variable interest rate determined on any interest determination date.

   "Money market yield" means a yield (expressed as a percentage rounded, if necessary, to the next higher one hundred thousandth of a percentage point) calculated in accordance with the following formula:

                                               D X 360
                     Money market yield = -----------------  X 100
                                             360 - (DXM)

where "D" refers to the per year rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

   "Reuters Screen LIBO page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace page LIBO on that service for the purpose of displaying London interbank offered rates of major banks).

   "Reuters Screen USPRIME I" means the display designated as page "USPRIME I" on the Reuters Monitor Money Rates Service (or other page as may replace page USPRIME I on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

   The "spread" is the number of basis points specified in the applicable pricing supplement as applying to the interest rate for the note.

   The "spread multiplier" is the percentage specified in the applicable pricing supplement as applying to the interest rate for the note.

   "Telerate page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

                                 $1,000,000,000

                                 Kodak [LOGO]

                                    [MAP]

                             Eastman Kodak Company

                          Medium-Term Notes, Series A


                           ------------------------
                             PROSPECTUS SUPPLEMENT
                                 July 30, 1999

                           ------------------------



                                Lehman Brothers

                           Credit Suisse First Boston

                              Goldman, Sachs & Co.